Exhibit 99.1

Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2020 Financial Results and Provides 2021 Guidance

MINNEAPOLIS, Minnesota - February 23, 2021 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter and full year ended December 31, 2020 and provided full year 2021 guidance.
Recent Business Highlights and Full Year 2021 Guidance
•Generated revenue of $46.0 million in the fourth quarter of 2020, a 71% increase over the same quarter last year, and revenue of $115.4 million in full year 2020, a 41% increase over full year 2019
•Activated 55 new centers in the U.S. in the fourth quarter of 2020, bringing the total to 425 U.S. medical centers implanting Inspire therapy
•Created nine new sales territories in the fourth quarter of 2020, bringing the total to 107 U.S. sales territories
•Continued to strengthen the Company's leadership team with the appointment of Bryan Phillips as its Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
•Provided full year 2021 revenue guidance in the range of $183 million to $188 million, which would represent growth of approximately 59% to 63% over full year 2020 revenue of $115.4 million
“We experienced significant momentum throughout our business in the fourth quarter,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “The 71% year-over-year revenue growth achieved in the fourth quarter reflects the continued impact of the restart from the COVID-19 pandemic with a high level of implant procedures and the opening of new implanting centers. Importantly, our decision to maintain our field expansion through the slowdown caused by the pandemic positioned us well for success when centers were again able to schedule cases. We did experience localized delays in scheduling cases due to the pandemic resurgence late in 2020 and into January of 2021, although we do not expect that to be sustained. Based on our strong performance in the second half of 2020, we believe that we are well positioned to expand the adoption of Inspire therapy, positively impacting the lives of patients with untreated obstructive sleep apnea.”
“The 55 new U.S. implanting centers we added in the fourth quarter significantly exceeded our prior guidance of 28 to 30 new centers per quarter, though it did include several centers whose activation was delayed due to the COVID-19 pandemic. With the improved reimbursement environment for Inspire therapy, we expect to activate 34 to 38 new U.S. implanting centers per quarter during 2021. Further, we created nine new U.S. sales territories in the fourth quarter, ending the year with 107 territories,” added Herbert. “Importantly, 2021 will be our first commercial year where we can focus on scaling the business based on our priorities of increasing capacity and improving our ability to assist patients interested in the Inspire therapy with making a connection with a qualified healthcare provider."
Inspire continues to achieve success in gaining additional commercial coverage, having now secured positive policies with 63 payors, including most large national commercial insurers, encompassing approximately 220 million lives under policy, in addition to Medicare coverage for Inspire therapy across the entire United States.
The Company continues to support prior authorization submissions, with 1,452 submissions in the fourth quarter resulting in 1,276 prior authorization approvals. As a comparison, in the fourth quarter of 2019, there were 988 submissions resulting in 751 approvals.
Fourth Quarter 2020 Financial Results
Revenue was $46.0 million for the three months ended December 31, 2020, a 71% increase from $26.9 million in the corresponding period in the prior year. U.S. revenue for the quarter was $42.7 million, an increase of 72% as compared to the prior year quarter. Fourth quarter European revenue was $3.3 million, an increase of 64% as compared to the fourth quarter of 2019.
Gross margin was 84.4% for the three months ended December 31, 2020, compared to 84.2% for the corresponding prior year period.
Operating expense increased to $45.9 million for the fourth quarter of 2020, as compared to $32.0 million in the corresponding prior year period, an increase of 44%. This planned increase primarily reflected ongoing investments in the expansion of the U.S. and European sales organizations, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.
Net loss was $7.5 million for the fourth quarter of 2020, as compared to $9.1 million in the corresponding prior year period. The diluted net loss per share for the fourth quarter of 2020 was $0.28 per share, as compared to $0.38 in the prior year period.
Full Year 2020 Financial Results
Revenue was $115.4 million in full year 2020, a 41% increase from $82.1 million in the prior year. U.S. revenue for full year 2020 was $106.1 million, an increase of 44% over the prior year. Full year 2020 European revenue was $9.3 million, an increase of 11% over full year 2019.
Gross margin was 84.7% for full year 2020, compared to 83.4% for full year 2019.
Operating expense was $154.0 million for full year 2020, as compared to $103.3 million in full year 2019, an increase of 49%.
Net loss was $57.2 million for full year 2020, as compared to $33.2 million for full year 2019. The diluted net loss per share for full year 2020 was $2.19 per share, compared to $1.40 for full year 2019.
As of December 31, 2020, cash, cash equivalents and investments were $234.4 million, compared to $155.7 million at December 31, 2019. This reflects the completion of Inspire's underwritten public offering in April 2020, which raised a total of $124.7 million of net proceeds, after underwriting fees and offering expenses, offset by cash used in operations.
Full Year 2021 Guidance
Inspire expects full year 2021 revenue to be in the range of $183 million to $188 million, which would represent growth of approximately 59% to 63% over full year 2020 revenue of $115.4 million. Gross margin for the full year 2021 is anticipated to be in the range of 83% to 85%.
In addition, during each quarter of 2021, the Company expects to activate 34 to 38 new U.S. medical centers implanting Inspire therapy, and add eight to nine new territories.
Webcast and Conference Call
Inspire’s management will host a conference call after market close today, Tuesday, February 23, 2021, at 5:00 p.m. Eastern Time to discuss these results and answer questions.
Tuesday, February 23rd at 5:00 p.m. Eastern Time:
Domestic:            877-407-0792
International:            201-689-8263
Conference ID:            13715465
Webcast:            http://public.viavid.com/index.php?id=143162

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems
Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.
For additional information about Inspire, please visit www.inspiresleep.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2021 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2021 and the impact of such additions, and our strategy to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.
These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; risks related to our ceasing to qualify as a smaller reporting company or an emerging growth company; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$46,009	$26,906	$115,381	$82,050
Cost of goods sold	7,161	4,239	17,623	13,643
Gross profit	38,848	22,667	97,758	68,407
Operating expenses:
Research and development	7,285	3,767	26,092	12,839
Selling, general and administrative	38,625	28,193	127,874	90,465
Total operating expenses	45,910	31,960	153,966	103,304
Operating loss	(7,062)	(9,293)	(56,208)	(34,897)
Other expense (income):
Interest income	(77)	(776)	(1,092)	(3,801)
Interest expense	533	530	2,117	2,119
Other income, net	(62)	(7)	(145)	(12)
Total other expense (income)	394	(253)	880	(1,694)
Loss before income taxes	(7,456)	(9,040)	(57,088)	(33,203)
Income taxes	28	40	115	40
Net loss	(7,484)	(9,080)	(57,203)	(33,243)
Other comprehensive loss:
Unrealized (loss) gain on investments	(44)	12	(73)	154
Total comprehensive loss	$(7,528)	$(9,068)	$(57,276)	$(33,089)
Net loss per share, basic and diluted	$(0.28)	$(0.38)	$(2.19)	$(1.40)
Weighted average common shares used to compute net loss per share, basic and diluted	26,984,534	24,066,898	26,073,418	23,804,452

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$190,518	$22,860
Investments, short-term	43,844	126,605
Accounts receivable, net of allowance for credit losses of $42 and $48, respectively	25,063	13,131
Inventories	8,479	5,834
Prepaid expenses and other current assets	1,965	2,206
Total current assets	269,869	170,636
Investments, long-term	—	6,276
Property and equipment, net	5,311	3,045
Operating lease right-of-use asset	5,805	915
Other non-current assets	204	381
Total assets	$281,189	$181,253
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,209	$4,459
Accrued expenses	13,516	12,397
Total current liabilities	20,725	16,856
Notes payable	24,746	24,522
Operating lease liability, non-current portion	5,886	—
Other non-current liability	85	40
Total non-current liabilities	30,717	24,562
Total liabilities	51,442	41,418
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 200,000,000 shares authorized at December 31, 2020 and 2019; 27,069,276 and 24,107,350 shares issued and outstanding at December 31, 2020 and 2019, respectively	27	24
Additional paid-in capital	467,038	319,865
Accumulated other comprehensive income	29	102
Accumulated deficit	(237,347)	(180,156)
Total stockholders' equity	229,747	139,835
Total liabilities and stockholders' equity	$281,189	$181,253